SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Dynavax Technologies Corporation

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DYNAVAX TECHNOLOGIES CORPORATION

2929 Seventh Street, Suite 100

Berkeley, California 94710

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On December 30, 2009

Dear Stockholder:

Notice is hereby given that a Special Meeting of Stockholders of Dynavax Technologies Corporation, a Delaware corporation (the “Company”), will be held on the December 30, 2009 at 10:00 a.m. local time at the Company’s executive offices at 2929 Seventh Street, Suite 100, Berkeley, California 94710. In order to complete the acquisition of Symphony Dynamo, Inc. through which the Company will obtain approximately $20 million in cash and exclusive intellectual property rights, the Company is conducting this Special Meeting for the following purposes:

1.	To approve the following issuances of shares of our Common Stock to Symphony Dynamo Holdings LLC (“Holdings”):

(a) 13,000,000 shares issuable pursuant to an Amended and Restated Purchase Option Agreement (the “Amended Purchase Option Agreement”), dated as of November 9, 2009, by and between the Company, Holdings and Symphony Dynamo, Inc. (“Dynamo”), as described in the attached proxy statement;

(b) 2,000,000 shares issuable upon exercise of warrants to be issued to Holdings pursuant to a Warrant Purchase Agreement, dated as of November 9, 2009, by and between the Company and Holdings, as described in the attached proxy statement; and

(c) up to $15 million worth of Common Stock issuable if we elect to pay Holdings in shares on the maturity date of a Promissory Note due December 31, 2012 pursuant to the Amended Purchase Option Agreement, as described in the attached proxy statement.

2.	To approve an amendment to the Company’s Sixth Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 100,000,000 to 150,000,000 shares.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Special Meeting is November 18, 2009. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof. In accordance with Delaware law, for ten days prior to the Special Meeting, a list of stockholders of record will be available for inspection in the office of the Corporate Secretary, Dynavax Technologies Corporation, 2929 Seventh Street, Suite 100, Berkeley, California 94710. The list of stockholders will also be available at the Special Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on December 30, 2009 at 10:00 a.m. local time at 2929 Seventh Street, Suite 100, Berkeley, California 94710.

The proxy statement is available at http://www.dynavax.com/2009specialproxy.html.

By Order of the Board of Directors

/s/ Michael S. Ostrach
Michael S. Ostrach
Secretary

Berkeley, California

December 3, 2009

You are cordially invited to attend the meeting in person. Your vote is important, regardless of the number of shares you own. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

SUMMARY

This summary highlights selected information from this proxy statement. To understand the transaction described herein fully, you should read carefully this entire document and the documents to which we refer. See the description beginning on page 8 of this proxy statement.

As used in this proxy statement, references to “we,” “us,” “our,” “Dynavax” or the “Company” refer collectively to Dynavax Technologies Corporation and all of its subsidiaries, unless the context requires otherwise.

The Transaction

Purpose of the Transaction. In connection with our acquisition of all of the outstanding equity securities of Symphony Dynamo, Inc. (“Dynamo”), we are asking our stockholders to approve issuances of shares of our common stock to Symphony Dynamo Holdings LLC (“Holdings”). On November 9, 2009, we exercised an option to purchase all of the outstanding equity in Dynamo, such option was originally granted to us by Holdings on April 18, 2006 and amended on November 9, 2009.

The acquisition of Dynamo would result in our obtaining all the cash currently remaining in Dynamo, which is estimated to be approximately $20 million, as well as exclusive intellectual property licenses that were assigned to Dynamo in connection with a transaction with Symphony Capital Partners, LP and certain of its affiliates (collectively, “Symphony”) on April 18, 2006 that provided for the advancement of specific Dynavax immunostimulatory sequence (“ISS”) compounds for cancer, hepatitis B and hepatitis C therapies.

Consideration Payable by Dynavax. If approved by the stockholders, the consideration payable by us to acquire all of the outstanding equity in Dynamo from Holdings is expected to be:

•	13,000,000 shares of our common stock based on cash held by Dynamo of approximately $20.4 million;

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warrants to purchase up to 2,000,000 shares of our common stock, at an exercise price of $1.94 per share, which represents a 25% premium over our 30-trading day volume-weighted average closing price per share of $1.55 through November 9, 2009;

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contingent cash payments from us equal to 50% of the first $50 million from any upfront, pre-commercialization milestone or similar payments received by us from any agreement with any third party with respect to the development and/or commercialization of the cancer and hepatitis C therapies; and

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a note in the principal amount of $15 million, due December 31, 2012, payable in cash, our common stock or a combination thereof at our discretion, which obligation was previously payable solely in cash on April 18, 2011. If we elect to pay the note solely in shares of our common stock, the number of shares issued will be determined by our stock price at the date of payment. For example, at an assumed price of $1.34 per share, which represents the closing price of our common stock on November 17, 2009, we could issue an estimated 12,873,134 shares based on a 15% premium to the $15 million. At an assumed price of $5.00 per share on the maturity date of the note, we could issue an estimated 3,450,000 shares based on a 15% premium to the $15 million.

If the transaction is approved, we will also cancel outstanding warrants to purchase up to 2,000,000 shares of our common stock originally issued to Holdings on April 18, 2006. The 13,000,000 shares issued, together with the new warrants, are subject to certain anti-dilution protection in the event we issue other equity securities within six months from the closing date of the transaction.

We have further agreed, subject to stockholder approval of the transaction, to increase the size of our Board of Directors by two directors, one of whom would be designated by Symphony and the other of whom would be an independent third party designated by Symphony and reasonably acceptable to us. We have agreed to nominate such designees.

Prior to the amendment of the terms of our agreements with Holdings, as described more fully herein, the consideration that would otherwise have been payable by us in connection with our acquisition of all of the equity in Dynamo from Holdings would have been $100.7 million as of September 30, 2009.

Reasons for Soliciting Stockholder Approval; Post-Closing Equity Ownership of Holdings. Under NASDAQ Marketplace Rule 5635, stockholder approval is required prior to the issuance of common stock when the aggregate number of shares being issued pursuant to a transaction exceeds 20% of the total outstanding shares of common stock. Upon the issuance of the 13,000,000 shares of our common stock, assuming no other issuances of shares at the date of approval by the stockholders, Holdings would own approximately 24% of our total outstanding shares of common stock based on our currently outstanding shares of common stock. If Holdings were to subsequently exercise in full the warrants to purchase up to 2,000,000 shares of our common stock, and if we elect to pay the $15 million note upon maturity solely in shares of our common stock, Holdings ownership of our total outstanding common stock would increase significantly.

Recommendation of Our Board of Directors. Our Board of Directors recommends that Dynavax stockholders vote “For” Proposal No. 1 to approve the issuance of shares of our common stock to Holdings pursuant to the transaction described herein.

Information About Dynavax and Dynamo

Dynavax Technologies Corporation

2929 Seventh Street, Suite 100

Berkeley, California 94710

(510) 848-5100

We are a clinical-stage biopharmaceutical company that discovers and develops novel products to prevent and treat infectious diseases. Our lead product candidate is HEPLISAV™, a Phase 3 investigational adult hepatitis B vaccine. We originally incorporated in California on August 29, 1996 under the name Double Helix Corporation, and we changed our name to Dynavax Technologies Corporation in September 1996. We reincorporated in Delaware on March 26, 2001.

Symphony Dynamo, Inc.

7361 Calhoun Place, Suite 325

Rockville, MD 20855

Symphony Dynamo, Inc. is a wholly-owned subsidiary of Symphony Dynamo Holdings LLC that was formed and capitalized to advance specific Dynavax ISS compounds for cancer, hepatitis B therapy and hepatitis C therapy. In April 2006, we licensed to Symphony Dynamo Holdings LLC our intellectual property rights related to the cancer, hepatitis B therapy and hepatitis C therapy programs, which rights were assigned to Symphony Dynamo, Inc. As part of the arrangement, we received an exclusive purchase option (the “Purchase Option”) to acquire all of the equity in Dynamo at specified prices. We also received an exclusive option to purchase either the hepatitis B or hepatitis C program (the “Program Option”) during the first year of the arrangement. In April 2007, we exercised the Program Option for the hepatitis B program. We have remained primarily responsible for the development of the cancer and hepatitis C therapy programs in accordance with a development plan and related development budgets that we have agreed to with Symphony Dynamo Holdings LLC.

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DYNAVAX TECHNOLOGIES CORPORATION

2929 Seventh Street, Suite 100

Berkeley, California 94710

PROXY STATEMENT

FOR A SPECIAL MEETING OF STOCKHOLDERS

December 30, 2009

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We delivered you these proxy materials because the Board of Directors of Dynavax Technologies Corporation (sometimes referred to as “we,” the “Company” or “Dynavax”) is soliciting your proxy to vote at a Special Meeting of Stockholders, including at any adjournments or postponements of the meeting, as required by NASDAQ Marketplace Rule 5635. You are invited to attend the special meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We intend to mail these proxy materials on or about December 7, 2009 to all stockholders of record entitled to vote at the special meeting.

How do I attend the special meeting?

The meeting will be held on December 30, 2009 at 10:00 a.m., California time at the Company’s executive offices at 2929 Seventh Street, Suite 100, Berkeley, California 94710. Directions to the special meeting may be found at http://www.dynavax.com/directions.htm. Information on how to vote in person at the special meeting is discussed below.

Who can vote at the special meeting?

Only stockholders of record at the close of business on November 18, 2009 will be entitled to vote at the special meeting. On this record date, there were 41,279,270 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on November 18, 2009 your shares were registered directly in your name with the Company’s transfer agent, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the special meeting and we will give you a ballot when you arrive. Directions to the special meeting location are available at http://www.dynavax.com/directions.htm.

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To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the special meeting, we will vote your shares as you direct.

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To vote using the telephone, simply follow the instructions on the enclosed proxy card. Voting by telephone has the same effect as voting by mail. If you vote by telephone, do not return your proxy card by mail. You may vote by telephone until 11:59 p.m., Eastern Daylight Time, December 29, 2009.

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To vote using the internet, simply follow the instructions on the enclosed proxy card. If you vote by using the internet, do not return your proxy card by mail. You may vote by using the internet until 11:59 p.m., Eastern Daylight Time, December 29, 2009.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on November 18, 2009 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the special meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the special meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

We are asking you to vote on two (2) proposals:

•	Proposal 1: To approve the following issuances of shares of our Common Stock to Symphony Dynamo Holdings LLC (“Holdings”):

(a) 13,000,000 shares of our common stock based on cash held by Dynamo of approximately $20.4 million;

(b) 2,000,000 shares of our common stock issuable upon exercise of warrants at an exercise price of $1.94 per share, which represents a 25% premium over our 30-trading day volume-weighted average closing price per share of $1.55 through November 9, 2009;

(c) up to $15 million worth of our common stock issuable if we elect to pay Holdings in shares on the maturity date of a Promissory Note due December 31, 2012. The note is payable in cash, our common stock or a combination thereof at our discretion, which obligation was previously payable solely in cash on April 18, 2011. If we elect to pay the note solely in shares of our common stock, the number of shares issued will be determined by our stock price at the date of payment. For example, at an assumed price of $1.34 per share, which represents the closing price of our common stock on November 17, 2009 we could issue an estimated 12,873,134 shares based on a 15% premium to the $15 million. At an assumed price of $5.00 per share on the maturity date of the note, we could issue an estimated 3,450,000 shares based on a 15% premium to the $15 million.

If the transaction is approved, we will also cancel outstanding warrants to purchase up to 2,000,000 shares of our common stock originally issued to Holdings on April 18, 2006. The 13,000,000 shares issued, together with the new warrants, are subject to certain anti-dilution protection in the event we issue other equity securities within six months from the closing date of the transaction.

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Proposal 2: To approve an amendment to the Company’s Sixth Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 100,000,000 to 150,000,000 shares.

Why are you proposing to issue shares of common stock to Holdings in Proposal No. 1?

We are asking our stockholders to approve issuances of shares of our common stock to Holdings, as consideration for all of the outstanding equity securities of Dynamo. On November 9, 2009, we exercised an option to purchase all of the equity in Dynamo. This purchase option was originally granted to us by Holdings on April 18, 2006 and would have been exercisable for a price of $100.7 million as of September 30, 2009, increasing on a quarterly basis by a predetermined amount up to $144.1 million if the purchase option were exercised on April 18, 2011, the termination date of the purchase option. On November 9, 2009, we, Holdings and Dynamo entered into agreements to amend the terms of the purchase option such that the consideration payable by us upon our exercise of the purchase option includes the issuance of common stock outlined in Proposal No. 1.

Why are we seeking stockholder approval of the issuance of shares to Holdings in Proposal No. 1?

Under NASDAQ Marketplace Rule 5635, stockholder approval is required prior to the issuance of common stock when the aggregate number of shares being issued pursuant to a transaction exceeds 20% of the total outstanding shares of common stock. Upon the issuance of the 13,000,000 shares of our common stock, assuming no other issuances of shares at the date of approval by the stockholders, Holdings would own approximately 24% of our total outstanding shares of common stock based on our currently outstanding shares of common stock. If Holdings were to subsequently exercise in full the warrants to purchase up to 2,000,000 shares of our common stock, and if we elect to pay the $15 million note upon maturity solely in shares of our common stock, Holdings ownership of our total outstanding common stock would increase significantly.

Why is Dynavax’s Board of Directors recommending approval of the issuance of shares to Holdings in Proposal No. 1?

In developing its recommendation to the stockholders to vote in favor of the issuances of our securities to Holdings, our Board of Directors considered many factors, including the following:

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The benefits to us of obtaining approximately $20 million in unrestricted cash held by Dynamo, which may be used for general operations and is not committed to the cancer and hepatitis C therapy programs.

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The benefits to us of reacquiring the intellectual property rights that we licensed to Dynamo and the ability to control and benefit from the future clinical development and commercialization of the cancer and hepatitis C therapy programs.

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The benefits to us of entering into a note payable for $15 million, which obligation has been deferred from April 18, 2011 to December 31, 2012 and is payable in cash, our common stock, or a combination thereof at our discretion.

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The benefits to us of amending the terms of the purchase option price, such that the consideration payable by us to Holdings is through the issuance of equity securities rather than payments of up to $144.1 million in cash or a combination of cash and our common stock.

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The dilution of the ownership interests in Dynavax held by our existing stockholders as a result of the issuance of the shares, as well as the possibility of much greater dilution that may have resulted had we been required to raise the up to $144.1 million necessary to exercise our purchase option under the original terms of such purchase option.

•	The benefits to us of Holdings members’ participation in our business, as a stockholder and through Holdings’ participation on our Board of Directors.

After considering all of the above factors, our Board of Directors concluded that the issuance of the shares of our common stock pursuant to the transaction described in this proxy statement is in the best interests of Dynavax and our stockholders. Accordingly, our Board of Directors recommends the approval of Proposal No. 1.

What happens if the issuance of shares to Holdings in Proposal No. 1 is approved?

If the issuance of the shares of our common stock to Holdings is approved, we expect to complete our acquisition of all of the outstanding equity securities of Dynamo on or around December 30, 2009.

What happens if the issuance of shares to Holdings in Proposal No. 1 is not approved?

If the issuance of shares of our common stock to Holdings is not approved, we will not be able to complete the acquisition of all of the outstanding equity securities of Dynamo. If we are not able to complete the closing of such acquisition pursuant to the amended terms of the purchase option described above by May 9, 2010, the terms of the purchase option will continue on the original terms, including the requirement that we make a payment of up to $144.1 million described above to exercise our option. The payment that would be required to exercise the purchase option as of September 30, 2009 would be $100.7 million. If we do not exercise the purchase option by April 18, 2011, then we would be required to pay $15 million solely in cash for our previous exercise of the hepatitis B program option. If we could not generate the cash necessary to exercise the purchase option under its original terms prior to April 18, 2011, Dynamo would retain its exclusive license to develop and commercialize the cancer and hepatitis C therapy programs.

Why are you proposing to increase the authorized number of shares of common stock in Proposal No. 2?

We desire to have additional shares available to provide additional flexibility to use our capital stock for business and financial purposes in the future. The additional shares may be used for various purposes without further stockholder approval. These purposes may include raising capital; providing equity incentives to employees, officers or directors; establishing strategic relationships with other companies; expanding our business or product candidates through the acquisition of other businesses or products; and other purposes. The additional shares of common stock that would become available for issuance if the proposal were adopted could also be used by us to oppose a hostile takeover attempt or to delay or prevent changes in control or our management.

Why are we seeking stockholder approval of the increase in the authorized number of shares of common stock in Proposal No. 2?

Section 242 of the Delaware General Corporation Law requires stockholder approval of an amendment to our certificate of incorporation, which is required in order to increase the authorized number of shares of our common stock.

Why is Dynavax’s Board of Directors recommending approval of the increase in the authorized number of shares of common stock in Proposal No. 2?

In addition to the 41,279,270 shares of common stock outstanding on our record date of November 18, 2009, the Board has reserved an aggregate of 6,390,857 shares for issuance upon exercise of options (the options at a weighted average exercise price of $3.95 per share) and rights granted under the Company’s stock option and stock purchase plans, and up to 5,500,000 shares of common stock which may be issued upon exercise of outstanding warrants (at a weighted average exercise price of $4.70 per share). Assuming the issuance to Holdings of the 13,000,000 shares of our common stock, the issuance of the warrants to purchase up to 2,000,000 shares of our common stock (and the cancellation of previously issued warrants to purchase up to 2,000,000 shares), and the settlement of the $15 million note potentially paid in stock, the Board believes it is prudent to increase the authorized number of shares of our common stock in order to have the additional flexibility to use our capital stock for business and financial purposes in the future. In developing its recommendation to the stockholders to vote in favor of the increase to the authorized number of shares of our common stock, our Board of Directors considered many factors, including but not limited to the following:

•	The benefits to us of having additional flexibility to use our capital stock for business and financial purposes in the future.

•	The benefits to us of using the additional shares to oppose a hostile takeover attempt or to delay or prevent changes in control or our management.

•	The dilution of the ownership interests in Dynavax held by our existing stockholders if the additional shares are issued.

•	The consequences of our failure to increase the authorized number of shares of our common stock, including a lack of equity incentives to employees, officers or directors.

The Board did not consider and the Company has no plans, arrangements or understandings relating to the issuance of newly authorized shares subject to issuance if the increase in the authorized number of shares is approved by the stockholders.

What happens if the increase in the authorized number of shares of common stock in Proposal No. 2 is approved?

If the increase in the authorized number of shares of our common stock is approved, we will file with the Secretary of State of Delaware a Certificate of Amendment to our Sixth Amended and Restated Certificate of Incorporation to increase our authorized number of shares of common stock from 100,000,000 shares to 150,000,000 shares.

What happens if the increase in the authorized number of shares of common stock in Proposal No. 2 is not approved?

If the increase in the authorized number of shares of our common stock is not approved, our Sixth Amended and Restated Certificate of Incorporation will remain as it is, and the authorized number of shares of our common stock will remain at 100,000,000. Our ability to raise funds through equity financings and other purposes will be limited to the number of authorized shares of our common stock available for issuance.

How do I vote?

For each of the matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the special meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the special meeting and we will give you a ballot when you arrive. Directions to the special meeting location are available at http://www.dynavax.com/directions.htm.

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To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the special meeting, we will vote your shares as you direct.

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To vote using the telephone, simply follow the instructions on the enclosed proxy card. Voting by telephone has the same effect as voting by mail. If you vote by telephone, do not return your proxy card by mail. You may vote by telephone until 11:59 p.m., Eastern Standard Time, December 29, 2009.

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To vote using the internet, simply follow the instructions on the enclosed proxy card. If you vote by using the internet, do not return your proxy card by mail. You may vote by using the internet until 11:59 p.m., Eastern Standard Time, December 29, 2009.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Dynavax. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the special meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of November 18, 2009.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted “For” the issuance of shares of our common stock to Holdings pursuant to Proposal No. 1 and “For” the approval of the amendment to our Sixth Amended and Restated Certificate of Incorporation to increase the authorized number of shares of our common stock.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees and BNY Mellon Shareowner Services may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies, but BNY Mellon Shareowner Services will be paid its customary fee of approximately $9,500 plus out-of-pocket expenses if it solicits proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a timely written notice that you are revoking your proxy to Dynavax’s Secretary at 2929 Seventh Street, Suite 100, Berkeley, California 94710.

•	You may attend the special meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for the 2010 annual meeting?

To be considered for inclusion in the 2010 annual meeting proxy materials, your proposal must be submitted in writing by February 13, 2010, to Michael S. Ostrach, Esq., Corporate Secretary.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for Proposal No. 1. For Proposal No. 2, broker non-votes will have the same effect as “Against” votes.

What are “broker non-votes” and what is their effect on the vote?

Broker non-votes occur when a beneficial owner of shares held in “street name” fails to provide instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” If the beneficial owner does not provide voting instructions, the broker or nominee cannot vote the shares with respect to “non-routine” matters. Proposal No. 1 is a “non-routine” matter and require stockholder approval.

How many votes are needed to approve each proposal?

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Proposal No. 1, to approve the issuance of shares of our common stock to Holdings must receive “For” votes from the holders of a majority of shares present either in person or by proxy, if a quorum of stockholders is achieved. If you return your proxy and select “Abstain,” it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

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Proposal No. 2, to approve the amendment of the Company’s Sixth Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 100,000,000 to 150,000,000 shares must receive “For” votes from the holders of a majority of the Company’s outstanding shares entitled to vote. If you fail to return your proxy card, it will have the same effect as an “Against” vote. If you return your proxy card and select “Abstain,” it will have the same effect as an “Against” vote. Broker non-votes will have the same effect as “Against” votes.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 41,279,270 shares outstanding and entitled to vote. Thus, the holders of at least 20,639,636 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How does Dynavax’s Board of Directors recommend that I vote?

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After careful consideration, our Board of Directors has approved the issuance of shares of our common stock to Holdings, and has determined that such action is advisable and in the best interests of Dynavax and our stockholders. Accordingly, our Board of Directors recommends that Dynavax stockholders vote “For” Proposal No. 1.

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After careful consideration, our Board of Directors has approved the amendment to our Sixth Amended and Restated Certificate of Incorporation to increase the number of authorized shares of our common stock, and has determined that such action is advisable and in the best interests of Dynavax and our stockholders. Accordingly, our Board of Directors recommends that Dynavax stockholders vote “For” Proposal No. 2.

Am I entitled to appraisal rights?

Under Delaware law, Dynavax stockholders are not entitled to appraisal rights in connection with the transactions described in this proxy statement.

How can I find out the results of the voting at the special meeting?

Preliminary voting results will be announced at the special meeting. Final voting results will be published in our quarterly report on Form 10-Q for the quarter ending March 31, 2010.

What proxy materials are available on the internet?

The proxy statement is available at http://www.dynavax.com/2009specialproxy.html.

PROPOSAL 1

ISSUANCES OF SHARES OF OUR COMMON STOCK TO

HOLDINGS UNDER THE TRANSACTION DOCUMENTS

In connection with our acquisition of all of the outstanding equity securities of Symphony Dynamo, Inc. (“Dynamo”), we are asking our stockholders to approve the following issuances of shares of our common stock to Symphony Dynamo Holdings LLC (“Holdings”):

(a) 13,000,000 shares (the “Shares”) issuable pursuant to an Amended and Restated Purchase Option Agreement (the “Amended Purchase Option Agreement”), dated as of November 9, 2009, by and between the Company, Holdings and Dynamo;

(b) 2,000,000 shares (the “Warrant Shares”) issuable upon exercise of warrants (the “Warrants”) to be issued to Holdings pursuant to a Warrant Purchase Agreement, dated as of November 9, 2009, by and between the Company and Holdings, as described in the attached proxy statement; and

(c) up to $15 million worth of Common Stock issuable if we elect to pay Holdings in shares on the maturity date of a Promissory Note (the “Note”) due December 31, 2012 pursuant to the Amended Purchase Option Agreement. The number of shares issued in satisfaction of the Note (the “Note Shares”) will be determined by our stock price at the date of payment. For example, at an assumed price of $1.34 per share, which represents the closing price of our common stock on November 17, 2009, we could issue an estimated 12,873,134 shares based on a 15% premium to the $15 million. At an assumed price of $5.00 per share on the maturity date of the note, we could issue an estimated 3,450,000 shares based on a 15% premium to the $15 million.

The Shares and Warrant Shares are subject to certain anti-dilution protection in the event we issue other equity securities within six months from the closing date of the transaction. The Amended Purchase Option Agreement, the Warrant Purchase Agreement, the Warrants, the Note and the Amended and Restated Registration Rights Agreement, dated as of November 9, 2009, between Dynavax and Holdings, described herein are referred to in this proxy statement as the “Transaction Documents.”

Upon the issuance of the Shares, assuming no other issuances of shares at the date of approval by the stockholders, Holdings would own approximately 24% of our total outstanding shares of common stock based on our currently outstanding shares of common stock. If Holdings were to subsequently exercise in full the warrants to purchase the Warrant Shares, Holdings would own approximately 27% of our total outstanding shares of common stock based on our currently outstanding shares of common stock. Additionally, if we elect to pay the Note upon maturity entirely with the Note Shares, Holdings’ ownership percentage of our total outstanding shares could increase significantly depending on the price of our common stock at the time of payment.

Our Board of Directors has approved the Transaction Documents and the issuances of securities thereunder and recommends that the issuances of securities pursuant to the Transaction Documents be presented to our stockholders for approval in order to comply with the stockholder approval requirements of The NASDAQ Stock Market and the terms of the Transaction Documents.

Reasons for Seeking Stockholder Approval

Under NASDAQ Marketplace Rule 5635, stockholder approval is required prior to our issuance of the shares of our common stock pursuant to the Transaction Documents because the aggregate number of shares being issued would exceed 20% of our total outstanding shares of common stock. We have agreed with Holdings to use our commercially reasonable efforts to obtain such stockholder approval. Accordingly, we are seeking the approval of our stockholders for these issuances of our common stock to Holdings.

Summary of the Symphony Transaction

Original Terms of the Transaction

On April 18, 2006, we and Holdings entered into a transaction involving a series of related agreements providing for the advancement of specific Dynavax immunostimulatory sequences-based programs for cancer, hepatitis B and hepatitis C therapy (collectively, the “Programs”). Pursuant to these agreements, Symphony Capital Partners, L.P. and certain of its affiliates (collectively, “Symphony”) formed Dynamo and invested $50 million to fund the Programs, and we licensed to Holdings our intellectual property rights related to the Programs, which were assigned to Dynamo.

In connection with the transaction described above, Holdings granted to us an exclusive purchase option that gave us the right, but not the obligation, to acquire the outstanding equity securities of Dynamo (the “Dynamo Equity Securities”), which would result in our reacquisition of the intellectual property rights that we licensed to Holdings (the “Original Purchase Option”). The Original Purchase Option would have been exercisable for a price of $100.7 million as of September 30, 2009, which purchase price would have increased quarterly by a predetermined amount up to $144.1 million if the Original Purchase Option were exercised on April 18, 2011. If not exercised, the Original Purchase Option would have expired on April 18, 2011. The exercise price of the Original Purchase Option could have been paid for in cash or a combination of cash and our common stock. In exchange for the Original Purchase Option, we granted Holdings five-year warrants to purchase up to 2,000,000 shares of our common stock at an exercise price of $7.32 per share pursuant to a warrant purchase agreement (the “Original Warrants”), and granted certain registration rights to Holdings pursuant to a registration rights agreement.

We also received an exclusive option to purchase either the hepatitis B or hepatitis C program (the “Program Option”) during the first year of the arrangement. In April 2007, we exercised the Program Option for the hepatitis B program. We have remained primarily responsible for the development of the cancer and hepatitis C therapy programs in accordance with a development plan and related development budgets that we have agreed to with Holdings.

Amendment to Agreements with Respect to Purchase Option

On November 9, 2009, we, Dynamo and Holdings entered into the Transaction Documents, pursuant to which we agreed to amend the terms of the Original Purchase Option (as so amended, the “Amended Purchase Option”).

Upon our exercise of the Amended Purchase Option, we will obtain all of the Dynamo equity securities and, as a result, all of the cash currently remaining in Dynamo, which is estimated to be approximately $20 million, as well as reacquire the intellectual property rights that we licensed to Holdings. Upon the closing of our acquisition of the Dynamo Equity Securities pursuant to the Amended Purchase Option, in lieu of the exercise price provided for under the terms of the Original Purchase Option, we have agreed, subject to stockholder approval of the transaction, to issue to Holdings (i) the Shares, (ii) the Warrants, and (iii) the Note in the principal amount of $15 million due December 31, 2012, payable in cash, our common stock or a combination thereof.

The Original Warrants described above would be cancelled upon the issuance of the Warrants. We have also agreed, pursuant to the Amended and Restated Registration Rights Agreement, to provide certain registration rights under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Shares to be issued upon the closing of our acquisition of the Dynamo Equity Securities pursuant to the Amended Purchase Option, the Warrant Shares, and the Note Shares, if any. In addition, following the closing of our acquisition of the Dynamo Equity Securities pursuant to the Amended Purchase Option, Holdings would become entitled to receive contingent cash payments from us equal to 50% of the first $50 million from any upfront, pre-commercialization milestone or similar payments received by us from any agreement with any third party with respect to the development and/or commercialization of the cancer and hepatitis C therapies.

In connection with the closing of our acquisition of the Dynamo Equity Securities pursuant to the Amended Purchase Option, we have agreed to increase the size of the Board of Directors by two directors, one of whom would be designated by Symphony, and the other of whom would be an independent third party designated by Symphony and reasonably acceptable to us.

Approval of Issuances under Transaction Documents:

Our Board of Directors recommends that our stockholders vote to approve these issuances to Holdings at the special meeting. We expect our acquisition of the Dynamo Equity Securities pursuant to the Amended Purchase Option to close on or around December 30, 2009, subject to stockholder approval of the matters set forth in this proxy statement.

Consequences of Our Failure to Complete the Closing of Our Acquisition of the Dynamo Equity Securities Pursuant to the Amended Purchase Option

The Amended Purchase Option Agreement provides that if the closing of our acquisition of the Dynamo Equity Securities has not occurred by May 9, 2010, the Amended Purchase Option Agreement will terminate and the April 18, 2006 purchase option agreement among the parties will continue on the original terms, including the requirement that we make a payment of up to $144.1 million to exercise our option to acquire the Dynamo Equity Securities. The payment that would be required to exercise the Original Purchase Option as of September 30, 2009 would be $100.7 million. If we do not exercise the purchase option by April 18, 2011, then we would be required to pay $15 million solely in cash for our previous exercise of the hepatitis B program option. If the closing of our acquisition of the Dynamo Equity Securities pursuant to the Amended Purchase Option has not occurred by May 9, 2010 and we subsequently do not exercise the Original Purchase Option by April 18, 2011, then Dynamo will retain its exclusive license to develop and commercialize the cancer and hepatitis C therapy programs.

Factors Considered by Our Board of Directors in Recommending the Approval of the Issuances of Shares of Our Common Stock to Holdings

In developing its recommendation to the stockholders to vote in favor of the issuances of our securities to Holdings under the Transaction Documents, our Board of Directors considered the following factors:

•

The benefits to us of obtaining approximately $20 million in unrestricted cash held by Dynamo, which may be used for general operations and is not committed to the cancer and hepatitis C therapy programs.

•

The benefits to us of reacquiring the intellectual property rights that we licensed to Dynamo and the ability to control and benefit from the future clinical development and commercialization of the cancer and hepatitis C therapy programs.

•

The benefits to us of entering into a note payable for $15 million, which obligation has been deferred from April 18, 2011 to December 31, 2012 and is payable in cash, our common stock, or a combination thereof at our discretion.

•

The benefits to us of amending the terms of the purchase option price, such that the consideration payable by us to Holdings is through the issuance of equity securities rather than payments of up to $144.1 million in cash or a combination of cash and our common stock.

•

The dilution of the ownership interests in Dynavax held by our existing stockholders as a result of the issuance of the shares, as well as the possibility of much greater dilution that may have resulted had we been required to raise the up to $144.1 million necessary to exercise our purchase option under the original terms of such purchase option.

•	The benefits to us of Holdings members’ participation in our business, as a stockholder and through Holdings’ participation on our Board of Directors.

•

The consequences of our failure to be able to close on the acquisition of the Dynamo Equity Securities, which would result in Dynamo retaining its exclusive license to develop and commercialize the Programs.

After considering all of the above factors, our Board of Directors concluded that the issuance of the shares of our common stock pursuant to the transaction described in this proxy statement is in the best interests of Dynavax and our stockholders. Accordingly, our Board of Directors recommends the approval of the proposal.

Description of Securities to be Issued to Holdings

As described above, upon the closing of our acquisition of the Dynamo Equity Securities pursuant to the Amended Purchase Option subject to stockholder approval, we will issue 13,000,000 shares of our common stock, the Warrants to purchase up to 2,000,000 shares of our common stock, and the Note in the principal amount of $15 million due December 31, 2012, payable in cash, our common stock or a combination thereof. The Shares and Warrant Shares are subject to certain anti-dilution protection in the event we issue other equity securities within six months from the closing date of the transaction. A description of the rights and privileges of our common stock, the terms of the Warrants, the terms of the Note and certain other matters relating to our common stock are set forth below.

Common Stock

Par value. The par value of our common stock is $0.001 per share.

Voting Rights. Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Under our certificate of incorporation and bylaws, our stockholders will not have cumulative voting rights unless, at the time of an election, we are subject to Section 2115(b) of California General Corporation Law. Accordingly, the holders of a majority of the shares of common stock entitled to vote in any election of directors generally can elect all of the directors standing for election, if they so choose.

Dividends. Subject to preferences that may be applicable to any then outstanding shares of preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by our Board of Directors out of legally available funds.

Liquidation. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences. Holders of common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to the common stock, except that certain holders of common stock have registration rights, as described more fully below. The rights, preferences and privileges of the holders of common stock are subject to and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Fully Paid and Nonassessable. The shares of common stock to be issued pursuant to the Transaction Documents will be fully paid and nonassessable.

Listing of our Common Stock. The shares of our common stock to be issued to Holdings pursuant to the Transaction Documents will be listed on The NASDAQ Capital Market under the symbol “DVAX.”

Warrants

Subject to stockholder approval, upon the closing of our acquisition of the Dynamo Equity Securities pursuant to the Amended Purchase Option, we will issue the Warrants for the purchase of up to 2,000,000 shares of our common stock to Holdings. The Warrants will have an exercise price of $1.94 per share and a cashless exercise provision under which its holder may, in lieu of payment of the exercise price in cash, surrender the Warrants and receive a net amount of shares based on the fair market value of our common stock at the time of exercise of the Warrants after deduction of the aggregate exercise price. The Warrants contain provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the Warrants in the event of certain stock dividends, stock splits, reorganizations and reclassifications. In the event of a merger or acquisition in which the surviving or resulting parent entity is an entity other than Dynavax, the Warrants also provide for the issuance of replacement warrants that are exercisable for shares of the surviving entity or the surrender of the Warrants in consideration of a specified cash payment for each share of common stock subject to the Warrants, depending on the consideration paid by the surviving entity in such transaction. The Warrants will terminate five years from their date of issuance, if not earlier exercised. Upon the issuance of the Warrants, the Original Warrants previously issued to Holdings will be cancelled.

Promissory Note

Subject to stockholder approval, upon the closing of our acquisition of the Dynamo Equity Securities pursuant to the Amended Purchase Option, we will issue the Note in the principal amount of $15 million due December 31, 2012, payable in cash, our common stock or a combination thereof. If we choose to pay all or a portion of the Note using our common stock, the number of shares to be issued shall be equal to (a) (i) the principal amount of the Note being so repaid, divided by (ii) the average closing price of our common stock, as reported by The NASDAQ Stock Market or other national exchange that is the primary exchange on which our common stock is then listed, for the thirty trading days immediately preceding (but not including) the second trading day prior to the date of such payment, multiplied by (b) 1.15. The number of shares issued in satisfaction of the Note will be determined by our stock price at the date of payment. For example, at an assumed price of $1.34 per share, which represents the closing price of our common stock on November 17, 2009, we could issue an estimated 12,873,134 shares based on a 15% premium to the $15 million. At an assumed price of $5.00 per share on the maturity date of the note, we could issue an estimated 3,450,000 shares based on a 15% premium to the $15 million. The Note shall not bear interest. At any time, and from time to time, we may prepay in cash all or any portion of the outstanding principal balance due under the Note.

Registration Rights

Pursuant to the terms of the Amended and Restated Registration Rights Agreement, we have agreed to file within five business days after the closing of our acquisition of the Dynamo Equity Securities pursuant to the Amended Purchase Option, and maintain the effectiveness of, a registration statement under the Securities Act covering the resale of the shares of our common stock to be issued at the closing of our acquisition of the Dynamo Equity Securities pursuant to the Amended Purchase Option, the shares of our common stock issuable upon exercise of the Warrants and the common stock issued in satisfaction of the Note, if any. We will pay all expenses relating to these registration rights, other than underwriting discounts and commissions.

Delaware Anti-Takeover Law and Certain Provisions of Our Certificate of Incorporation and Bylaws

Delaware Law. We are subject to Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

•	prior to that date, our Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers and issued under employee stock plans under which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to that date, the business combination is approved by our Board of Directors and is authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Section 203 defines business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Our Board of Directors has approved the participation of Holdings in the consummation of the transactions contemplated by the Transaction Documents for purposes of Section 203. In addition, our Board of Directors has agreed to waive the anti-takeover provisions within our current share purchase rights plan, or “poison pill”.

Charter and Bylaw Provisions. Certain provisions of our certificate of incorporation and bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. Certain of these provisions allow us to issue preferred stock without any vote or further action by the stockholders, require advance notification of stockholder proposals and nominations of candidates for election as directors and eliminate cumulative voting in the election of directors. In addition, our bylaws provide that special meetings of the stockholders may be called only by our Board of Directors, chief executive officer, lead independent director or chairman, unless we are subject to Section 2115(b) of California General Corporation Law, and our certificate of incorporation provides that the authorized number of directors may be changed only by resolutions adopted by a majority of the authorized number of directors constituting our Board of Directors. These and other provisions contained in our certificate of incorporation and bylaws could delay or discourage certain types of transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares over then current prices, and may limit the ability of stockholders to remove current management or directors or approve transactions that stockholders may deem to be in their best interests.

Preferred Stock. Our certificate of incorporation gives to our Board of Directors the authority, without further action by our stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences, privileges, qualifications, limitations or restrictions of the shares of each wholly unissued series, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the common stock and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding. Our Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of us and may adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock.

Description of the Dynamo Equity Securities

Dynamo’s authorized capital stock consists of 100,000 shares of common stock, par value $0.01 per share. Dynamo’s outstanding capital stock consists of 100,000 shares of common stock, all of which are currently held by Holdings. There is no established public trading market for the common stock of Dynamo. There are no outstanding options or warrants to purchase, or securities convertible into, equity securities of Dynamo. Upon the acquisition of the Dynamo Equity Securities, Dynamo would become a wholly-owned subsidiary of Dynavax. Dynamo has never declared or paid any cash dividends on its capital stock.

Regulatory Approvals

We do not believe that we, Holdings or Dynamo are required to obtain any approvals or clearances from any federal or state regulatory authorities in the United States or other countries to consummate the transaction described herein. In the United States, we must comply with applicable federal and state securities laws and the rules and regulations of The NASDAQ Stock Market in connection with the issuances of shares of our common stock to Holdings pursuant to the Transaction Documents.

Votes Required for Approval

Approval of the issuance of our common stock to Holdings pursuant to the Transaction Documents requires an affirmative vote from the holders of a majority of shares present either in person or by proxy at the special meeting. Votes to “Abstain” will be counted towards the vote total for this proposal, and therefore will have the same effect as “Against” votes. Broker non-votes will have no effect and will not be counted towards the vote total for this proposal.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 1.

PROPOSAL 2

APPROVAL OF INCREASE IN NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

The Board of Directors is requesting stockholder approval of an amendment to the Company’s Sixth Amended and Restated Certificate of Incorporation to increase the Company’s authorized number of shares of common stock from 100,000,000 shares to 150,000,000 shares.

The additional common stock to be authorized by adoption of the amendment would have rights identical to the currently outstanding common stock of the Company. Adoption of the proposed amendment and issuance of the common stock would not affect the rights of the holders of currently outstanding common stock of the Company, except for effects incidental to increasing the number of shares of the Company’s common stock outstanding, such as dilution of the earnings per share and voting rights of current holders of common stock. If the amendment is adopted, it will become effective upon filing of a Certificate of Amendment of the Company’s Sixth Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

In addition to the 41,279,270 shares of common stock outstanding on our record date of November 18, 2009, the Board has reserved an aggregate of 6,390,857 shares for issuance upon exercise of options (the options at a weighted average exercise price of $3.95 per share) and rights granted under the Company’s stock option and stock purchase plans, and up to 5,500,000 shares of common stock which may be issued upon exercise of outstanding warrants (at a weighted average exercise price of $4.70 per share). Assuming the issuance to Holdings of the 13,000,000 shares of our common stock, the issuance of the warrants to purchase up to 2,000,000 shares of our common stock (and the cancellation of previously issued warrants to purchase up to 2,000,000 shares), and the settlement of the $15 million note potentially paid in stock, the Board of Directors believes it is prudent to increase the authorized number of shares of our common stock in order to have the additional flexibility to use our capital stock for business and financial purposes in the future.

The Company has no plans, arrangements or understandings relating to the issuance of newly authorized shares subject to issuance if the increase in the authorized. The additional shares may be used for various purposes without further stockholder approval. These purposes may include raising capital; providing equity incentives to employees, officers or directors; establishing strategic relationships with other companies; expanding the Company’s business or product lines through the acquisition of other businesses or products; and other purposes.

The additional shares of common stock that would become available for issuance if the proposal were adopted could also be used by Dynavax to oppose a hostile takeover attempt or to delay or prevent changes in control or management of Dynavax. For example, we have a “poison pill” which would, under certain circumstances related to an acquisition of shares not approved by the Board of Directors, give certain holders the right to acquire additional shares of common stock at a low price, or the Board could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this proposal to increase the authorized common stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at Dynavax), nevertheless, stockholders should be aware that approval of this proposal could facilitate future efforts by Dynavax to deter or prevent changes in control of Dynavax, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

The affirmative vote of the holders of a majority of the outstanding shares of the common stock will be required to approve this amendment to the Company’s Sixth Amended and Restated Certificate of Incorporation. As a result, abstentions and broker non-votes will have the same effect as negative votes.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

Additional Information About Us and the Transaction

Each of the Transaction Documents described above will be filed as an exhibit to our Annual Report on Form 10-K for 2009 with the U.S. Securities and Exchange Commission (the “SEC”). In addition, each of the original transaction documents that were entered into in April 18, 2006 by the parties with respect to Dynamo have been filed as an exhibit to our Quarterly Report on Form 10-Q, which was filed with the SEC on August 4, 2006. The descriptions above are qualified by reference to the copies of each agreement, as filed with the SEC. Please contact our Corporate Secretary at 2929 Seventh Street, Suite 100, Berkeley, California 94710, to request paper copies of these agreements.

Dynavax electronically files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding Dynavax and other issuers that file electronically with the SEC at www.sec.gov. The Company’s annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the SEC’s website. Stockholders may also read and copy materials that Dynavax files with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, NW, Washington, DC 20549. Stockholders may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

Since Dynamo’s inception in April 2006, we have reported consolidated financial statements that include the financial position and results of operations of Dynamo in accordance with the guidance of Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities. The following table presents certain unaudited pro forma condensed consolidated financial data for Dynavax and Dynamo after giving effect to our acquisition of all of the equity securities of Dynamo pursuant to the terms described in this proxy statement. The following unaudited pro forma condensed consolidated balance sheet data assume that the transaction was made effective as of September 30, 2009, and the unaudited pro forma condensed consolidated statement of operations data assume that the transaction was made effective as of January 1, 2008, in each case after giving effect to the pro forma adjustments described in the unaudited pro forma condensed consolidated financial statements beginning on page 19. The information in the following table is based on, and should be read together with, the pro forma information that appears elsewhere in this proxy statement and the historical information we have presented in prior fillings with the Securities and Exchange Commission. See the unaudited pro forma condensed consolidated financial statements beginning on page 19 and “Additional Information About Us and the Transaction” on page 16. This pro forma financial information is not necessarily indicative of results that may be obtained in the future.

September 30, 2009
(in thousands)
Unaudited Pro Forma Condensed Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities	$46,432
Working capital	37,281
Total assets	61,664
Noncurrent portion of other accrued liabilities	160
Other noncurrent liabilities	9,371
Contingent liability	3,000
Total stockholders’ equity	19,653
Book value per share	0.36

	Year Ended December 31, 2008	Nine Months Ended September 30, 2009
	(in thousands, except per share data)
Unaudited Pro Forma Condensed Consolidated Statement of Operations Data:
Loss from operations	$(24,120)	$(3,501)
Net loss	(27,669)	(4,451)
Basic and diluted net loss per share	(0.52)	(0.08)

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following table presents historical and unaudited pro forma per share financial data reflecting our acquisition of all of the equity securities of Dynamo pursuant to the terms described in this proxy statement. The pro forma information assumes that the transaction had been completed on the dates and at the beginning of the earliest periods indicated. The pro forma information does not attempt to predict or suggest future results.

Since Dynamo’s inception in April 2006, we have reported consolidated financial statements that include the financial position and results of operations of Dynamo in accordance with the guidance of Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities. Therefore historical consolidated information is reported below.

The information in the following table is based on, and should be read together with, the pro forma information that appears elsewhere in this proxy statement and the historical information we have presented in prior fillings with the Securities and Exchange Commission. The pro forma information represents management’s preliminary estimates based on available information and may be revised as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after the acquisition is completed and after completion of the final analyses to determine fair values on the date the acquisition is completed. See the unaudited pro forma condensed consolidated financial statements beginning on page 19 and “Additional Information About Us and the Transaction” on page 16.

	Year ended December 31, 2008	Nine months ended September 30, 2009
Net Loss Per Share Attributed to Dynavax Common Stockholders:
Historical	$(0.52)	$(0.01)
Pro forma	(0.52)	(0.08)

Dividends Per Common Share:
Historical	$—	$—
Pro forma	—	—

Book Value Per Common Share:
Historical	$0.41	$0.42
Pro forma	0.36	0.36

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

These unaudited pro forma condensed consolidated financial statements have been prepared to give effect to our acquisition of all of the outstanding equity securities of Dynamo and our issuance of the consideration described above in connection with this transaction.

The following unaudited pro forma condensed consolidated balance sheet presents Dynavax’s historical consolidated balance sheet after giving effect to the transaction on September 30, 2009, accounting for the transaction as an equity transaction, in accordance with the guidance of Statement of Financial Accounting Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements-An Amendment of ARB No. 5, and giving effect to the related pro forma adjustments described in the accompanying notes to these unaudited pro forma condensed consolidated financial statements. Since Dynamo’s inception in April 2006, we have reported consolidated financial statements that include the financial position and results of operations of Dynamo in accordance with the guidance of Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities.

The following unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2008 and the nine months ended September 30, 2009 are presented after giving effect to the transaction as if the transaction had become effective as of January 1, 2008, accounting for the transaction as an equity transaction and giving effect to the related pro forma adjustments described in the accompanying notes to unaudited pro forma condensed consolidated financial statements and exclude any one-time charges associated with the transaction.

These unaudited pro forma consolidated financial statements are presented for informational purposes only. This information includes various estimates and may not necessarily be indicative of the financial condition or results of operations that would have occurred if the transaction described in this proxy statement had been completed on the date or at the beginning of the period indicated or which may be obtained in the future. These unaudited pro forma condensed consolidated financial statements and accompanying notes should be read in conjunction with the historical consolidated financial statements of Dynavax that have been filed with the Securities and Exchange Commission. These unaudited pro forma condensed consolidated financial statements do not attempt to predict or suggest future results and do not necessarily reflect what the historical results of the combined company would have been had our companies been combined during this period.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

(in thousands, except per share amounts)

	As of September 30, 2009
	Historical	Adjustments	Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$24,735	$21,697	$46,432
Marketable securities	—		—
Investments held by Dynamo	21,697	(21,697)	—
Restricted cash	677	—	677
Accounts receivable	1,184	—	1,184
Prepaid expenses and other current assets	1,008	—	1,008

Total current assets	$49,301	—	$49,301

Property and equipment, net	8,507	—	8,507
Goodwill	2,312	—	2,312
Other intangible assets, net	1,524	—	1,524

Total assets	$61,644	$—	$61,644

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,037	$—	$1,037
Accrued liabilities	7,356	500	7,856
Deferred revenue	3,127	—	3,127

Total current liabilities	11,520	500	12,020

Deferred revenue, noncurrent	17,440	—	17,440
Liability from program option exercised	15,000	(15,000)	—
Promissory note payable to Holdings	—	9,371	9,371
Contingent liability	—	3,000	3,000
Other long-term liabilities	160	—	160

Stockholders’ equity:
Dynavax Technologies Corporation stockholders’ equity:
Preferred stock: $0.001 par value; 5,000 shares authorized and no shares issued and outstanding at September 30, 2009	—	—	—
Common stock: $0.001 par value; 100,000 shares authorized at September 30, 2009; 41,274 shares issued and outstanding at September 30, 2009	41	13	54
Additional paid-in-capital	267,115	2,058	269,173
Accumulated other comprehensive loss	(36)	—	(36)
Accumulated deficit	(249,038)	(500)	(249,538)

Total Dynavax Technologies Corporation stockholders’ equity	18,082	1,571	19,653

Noncontrolling interest in Dynamo	(558)	558	—

Total stockholders’ equity	17,524	2,129	19,653

Total liabilities and stockholders’ equity	$61,644	$—	$61,644

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements

Unaudited Pro Forma Condensed Consolidated Statement of Operations

(in thousands, except per share amounts)

	For the Year Ended December 31, 2008
	Historical	Adjustments	Pro Forma
Total revenues	$37,094	$—	$37,094

Operating expenses:
Research and development	44,771	—	44,771
General and administrative	15,463	—	15,463
Amortization of intangible assets	980	—	980

Total operating expenses	61,214		61,214

Loss from operations	(24,120)	—	(24,120)

Interest income	1,631	—	1,631
Debt forgiveness	5,000	—	5,000
Interest expense	(9,157)	(1,133)	(10,290)
Other income (expense)	110	—	110

Net loss	(26,536)	(1,133)	(27,669)

Amount attributed to noncontrolling interest in Symphony Dynamo, Inc. (SDI)	5,707	(5,707)	—

Net loss attributable to Dynavax common stockholders	$(20,829)	$(6,840)	$(27,669)

Net loss per share attributable to Dynavax common stockholders	$(0.52)		$(0.52)

Shares used to compute basic and diluted net loss per share attributable to Dynavax common stockholders	39,819		52,819

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements

Unaudited Pro Forma Condensed Combined Statement of Operations

(in thousands, except per share amounts)

	For the Nine Months Ended September 30, 2009
	Historical	Adjustments	Pro Forma
Total revenues	$38,129	$—	$38,129

Operating expenses:
Research and development	29,202	—	29,202
General and administrative	11,693	—	11,693
Amortization of intangible assets	735	—	735

Total operating expenses	41,630	—	41,630

Loss from operations	(3,501)	—	(3,501)

Interest income	174	—	174
Interest expense	(120)	(964)	(1,084)
Other income (expense)	(40)	—	(40)

Net loss	(3,487)	(964)	(4,451)

Amount attributed to noncontrolling interest in SDI	3,192	(3,192)	—

Net loss attributable to Dynavax common stockholders	$(295)	$(4,156)	$(4,451)

Net loss per share attributable to Dynavax common stockholders	$(0.01)		$(0.08)

Shares used to compute basic and diluted net loss per share attributable to Dynavax common stockholders	39,990		52,990

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements

DYNAVAX TECHNOLOGIES CORPORATION

SYMPHONY DYNAMO, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

These unaudited pro forma condensed consolidated financial statements include estimated adjustments to reflect the following:

•	the issuance of 13,000,000 shares of Dynavax common stock;

•	the issuance of warrants to purchase up to 2,000,000 shares of Dynavax common stock;

•	the issuance of a non-interest bearing note in the principal amount of $15 million due on December 31, 2012 and payable in cash, Dynavax common stock or a combination thereof;

•	the cancellation of the outstanding warrants to purchase up to 2,000,000 shares of Dynavax common stock issued to Holdings on April 18, 2006;

•

the issuance of rights to contingent cash payments equal to 50% of the first $50 million from any upfront, pre-commercialization milestone or similar payments received by Dynavax with respect to the development and/or commercialization of the cancer and hepatitis C therapies; and

•	the incurrence of transaction costs.

The pro forma adjustments represent management’s preliminary estimates based on available information. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after the acquisition is completed and after completion of the final analyses to determine fair values on the date the acquisition is completed.

Note 2. Adjustments to Unaudited Pro Forma Condensed Consolidated Balance Sheet

Impact to cash and cash equivalents

Investments held by Dynamo consist of money market funds and are restricted to fund the development of the programs, and are not available for general corporate expenses. Upon the completion of the transaction, all investments will become available for general corporate purposes and classified as cash and cash equivalents.

Elements of Consideration Transferred

The following table outlines the elements of consideration paid by Dynavax, the elimination of the noncontrolling interest and the excess purchase price over carrying value of noncontrolling interest in Dynamo and sets forth the effect on the various line items in the unaudited pro forma condensed consolidated balance sheet of each item (in thousands):

Description	Fair Value	Note
13,000,000 shares of Dynavax common stock	$17,420	(1)(7)
Fair value of stock warrants to purchase up to 2,000,000 shares of Dynavax common stock	1,521	(2)(7)

Fair value of note payable to Holdings	9,371	(3)

Fair value of future milestones to be paid to Holdings	3,000	(4)

Total purchase price	31,312

Add: Deficit of noncontrolling interest in Dynamo	558	(5)

Excess purchase price over carrying value of noncontrolling interest in Dynamo	$31,870	(6)(7)

(1)	The fair value of the Dynavax common stock results in an increase to common stock and additional paid in capital.
(2)	The fair value of the warrants results in a increase of additional paid in capital.
(3)	The fair value of the note payable to Holdings is recorded as a noncurrent liability.
(4)	The fair value of the future milestones to be paid to Holdings is recorded as a noncurrent contingent liability.
(5)	Upon the completion of the transaction, the noncontrolling interest in Dynamo will cease to exist and will be removed from the balance sheet.
(6)

The excess purchase price over carrying value of noncontrolling interest in Dynamo is accounted for as a deemed dividend to the noncontrolling interests and results in a reduction to additional paid in capital.

(7)	The net impact to common stock/additional paid in capital is an increase of $2,058,000.

Transaction Costs

The unaudited pro forma condensed consolidated balance sheet also reflects estimated transaction costs of $0.5 million that are presented as an accrued liability and as an increase to the accumulate deficit.

Note 3. Adjustments to Unaudited Pro Forma Condensed Consolidated Statements of Operations

During the year end December 31, 2008 and the nine months ended September 30, 2009, we reported consolidated statements of operations that included the results of operations of Dynamo. All intercompany accounts were eliminated. As a result, there are no changes to the historical loss from operations or net loss.

The unaudited pro forma condensed consolidated statements of operations reflect the elimination of the loss attributable to noncontrolling interests in Dynamo in computing net loss per share attributable to Dynavax common stockholders.

The shares used to compute the pro forma net loss per share attributable to Dynavax common stockholders assumes the 13,000,000 shares issued to the Dynamo stockholders as of January 1, 2008. The warrants issued in the transaction have an anti-dilutive effect on the net loss per share attributable to Dynavax common stockholders and therefore are excluded from the computation.

The $0.5 million of transaction costs described above in note 2 are considered nonrecurring and therefore are not reflected in the unaudited pro forma condensed consolidated statements of operations.

FINANCIAL STATEMENTS FOR SYMPHONY DYNAMO, INC.

SYMPHONY DYNAMO, INC.

(A Wholly Owned Subsidiary of Symphony Dynamo Holdings LLC)

(A Development Stage Company)

BALANCE SHEETS

	December 31,
	2008	2007	2006
Assets
Current assets:
Cash and cash equivalents	$25,109,430	$31,631,333	$13,363,078
Prepaid expenses	41,867	33,184	35,471
Prepaid clinical trial expenses – related party	134,786	155,208	104,632

Total current assets	25,286,083	31,819,725	13,503,181

Total assets	$25,286,083	$31,819,725	$13,503,181

Liabilities and Stockholder’s Equity
Current liabilities:
Payable to related parties	$732,816	$745,697	$2,206,296
Payable to others	—	11,598	37
Accrued clinical trial expenses – related party	103,564	907,690	1,007,388
Accrued expenses	34,500	32,500	32,500

Total current liabilities	870,880	1,697,485	3,246,221

Stockholder’s equity:
Common stock: $0.01 par value; 100,000 shares authorized at December 31, 2008, 2007, and 2006, respectively; 100,000, 100,000, and 50,000 shares issued and outstanding at December 31, 2008, 2007, and 2006, respectively	1,000	1,000	500
Additional paid-in capital	49,999,000	49,999,000	19,999,500
Deficit accumulated during the development stage	(25,584,797)	(19,877,760)	(9,743,040)

Total stockholder’s equity	24,415,203	30,122,240	10,256,960

Total liabilities and stockholder’s equity	$25,286,083	$31,819,725	$13,503,181

See accompanying notes

SYMPHONY DYNAMO, INC.

(A Wholly Owned Subsidiary of Symphony Dynamo Holdings LLC)

(A Development Stage Company)

STATEMENTS OF OPERATIONS

	Years Ended December 31,		Period from January 10, 2006 (Inception) to December 31,2006	Period from January 10, 2006 (Inception) to December 31,2008
	2008	2007
Operating expenses:
Research and development	$5,348,680	$10,603,179	$9,711,974	$25,663,833
General and administrative	809,902	798,371	581,505	2,189,778

Loss from operations	(6,158,582)	(11,401,550)	(10,293,479)	(27,853,611)
Interest income	451,545	1,266,830	550,439	2,268,814

Net loss	$(5,707,037)	$(10,134,720)	$(9,743,040)	$(25,584,797)

See accompanying notes

SYMPHONY DYNAMO, INC.

(A Wholly Owned Subsidiary of Symphony Dynamo Holdings LLC)

(A Development Stage Company)

STATEMENTS OF STOCKHOLDER’S EQUITY

Period from January 10, 2006 (Inception) to December 31, 2006,

and the Years Ended December 31, 2007 and 2008

	Common Stock		Additional Paid-In Capital	Deficit Accumulated During Development Stage	Total Stockholder’s Equity
	Shares	Amount
Balance at January 10, 2006	—	$—	$—	$—	$—
Issuance of common stock to founder in April 2006	50,000	500	19,999,500	—	20,000,000
Net loss	—	—	—	(9,743,040)	(9,743,040)

Balance at December 31, 2006	50,000	500	19,999,500	(9,743 ,040)	10,256,960
Issuance of common stock to founder in April 2007	50,000	500	29,999,500	—	30,000,000
Net loss	—	—	—	(10,134,720)	(10,134,720)

Balance at December 31, 2007	100,000	1,000	49,999,000	(19,877,760)	30,122,240
Net loss	—	—	—	(5,707,037)	(5,707,037)

Balance at December 31, 2008	100,000	$1,000	$49,999,000	$(25,584,797)	$24,415,203

See accompanying notes

SYMPHONY DYNAMO, INC.

(A Wholly Owned Subsidiary of Symphony Dynamo Holdings LLC)

(A Development Stage Company)

STATEMENTS OF CASH FLOWS

	Years Ended December 31,		Period from January 10, 2006 (Inception) to December 31,2006	Period from January 10, 2006 (Inception) to December 31,2008
	2008	2007
Operating activities
Net loss	$(5,707,037)	$(10,134,720)	$(9,743,040)	$(25,584,797)
Adjustment to reconcile net loss to net cash used in operating activities:
Change in operating assets and liabilities:
Prepaid expenses	(8,683)	2,287	(35,471)	(41,867)
Prepaid clinical trial expenses – related party	20,422	(50,576)	(104,632)	(134,786)
Payable to related parties	(12,881)	(1,460,599)	2,206,296	732,816
Payable to others	(11,598)	11,561	37	—
Accrued clinical trial expenses – related party	(804 ,126)	(99,698)	1,007,388	103,564
Accrued expenses	2,000	—	32,500	34,500

Net cash used in operating activities	(6,521,903)	(11,731,745)	(6,636,922)	(24,890,570)

Financing activities
Issuance of common stock	—	30,000,000	20,000,000	50,000,000

Net cash provided by financing activities	—	30,000,000	20,000,000	50,000,000

Net increase (decrease) in cash and cash equivalents	(6,521,903)	18,268,255	13,363,078	25,109,430
Cash and cash equivalents at beginning of period	31,631,333	13,363,078	—	—

Cash and cash equivalents at end of period	$25,109,430	$31,631,333	$13,363,078	$25,109,430

See accompanying notes

NOTES TO FINANCIAL STATEMENTS FOR SYMPHONY DYNAMO, INC.

Note 1. Organization and Basis of Presentation

Organization and Basis of Presentation

Symphony Dynamo, Inc. (the Company) was organized as a Delaware corporation on January 10, 2006. The Company is a wholly owned subsidiary of Symphony Dynamo Holdings LLC (Holdings), which is owned by Symphony Dynamo Investors LLC, Symphony Capital Partners, L.P., Symphony Strategic Partners, LLC and RRD International, LLC (collectively, the Investors).

The Company is a biopharmaceutical company formed to collaborate with Dynavax Technologies Corporation (Dynavax) on the development of clinical stage programs utilizing specified Immunostimulatory Sequence (ISS) compounds for the treatment of certain cancers, Hepatitis B and Hepatitis C in Phase I and Phase II studies (the Programs). In April 2007, Dynavax exercised its Program Option to purchase all of the Company’s rights and interest in the Hepatitis B Program. Additionally, in October 2008, on the basis of information obtained from previous studies, as well as its analysis of the funds available to complete future studies, the Company’s Joint Development Committee decided to suspend all further work under the Oncology Programs. As a result, the Company’s current development efforts, as of December 31, 2008, are focused exclusively on the Hepatitis C Program.

The Company began operations on April 18, 2006 and is currently in the development stage, consisting primarily of research, development and clinical activities. The Company expects to incur losses over the next several years as it continues to develop its technologies. There can be no assurance that the Company’s efforts with regard to these matters will be successful.

In 2006, the Investors contributed to Holdings initial funds in an aggregate amount of $20,000,000, and provided an additional $30,000,000 to Holdings in 2007 for further development of the Programs. The funds received by Holdings were invested in the Company as purchases of common stock.

RRD International, LLC (RRD) manages the overall operations of the Company, and Dynavax is primarily responsible for the Company’s Development Plan and Development Budget, subject to oversight by a Joint Development Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of September 30, 2009 by (i) each stockholder that is known by us to beneficially own more than 5% of the common stock, (ii) each of our named executive officers identified in the summary compensation table included in the proxy statement for our 2009 annual meeting of stockholders, (iii) each director and (iv) all executive officers and directors as a group.

Percentage of ownership is based upon 41,274,270 shares outstanding as of September 30, 2009. Beneficial ownership is calculated based upon SEC requirements. All shares of common stock subject to options, restricted stock units or warrants currently exercisable or exercisable within 60 days after September 30, 2009 are deemed to be outstanding for the purpose of computing the percentage of ownership of the person holding such options, restricted stock units or warrants, but are not deemed to be outstanding for computing the percentage of ownership of any other person. Unless otherwise indicated below, each stockholder named in the table has sole or shared voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws.

Name and Address of Beneficial Owner (1)	Number of Shares (2)	Percent of Shares Beneficially Owned

Biotechnology Value Fund, L.P. 900 North Michigan Avenue, Suite 1100 Chicago, Illinois 60611 (3)	4,560,851	11.1%
Lawrence E. Auriana 140 East 45th Street, 43rd Floor New York, New York 10017-9301 (4)	3,000,000	7.3%
Sanderling Ventures 400 S. El Camino Real, Suite 1200 San Mateo, CA 94402 (5)	2,114,320	5.1%

Named Executive Officers and Directors
Dino Dina, M.D. (6)	1,206,484	2.9%
Deborah A. Smeltzer (7)	77,500	*
Robert L. Coffman, Ph.D. (8)	247,249	*
Zbigniew Janowicz, Ph.D. (9)	128,125	*
Jennifer Lew (10)	32,332	*
Michael S. Ostrach (11)	197,500	*
Arnold L. Oronsky, Ph.D. (12)	645,493	1.6%
Dennis Carson, M.D. (13)	118,119	*
Peggy V. Philips (14)	77,500	*
Denise M. Gilbert, Ph.D. (15)	60,000	*
Nancy L. Buc, Esq. (16)	53,500	*
Stanley A. Plotkin, M.D. (17)	50,000	*
David Lawrence, M.D. (18)	30,000	*
All executive officers and directors as a group (13 persons) (19)	2,923,802	6.8%

*	Less than 1%.
(1)	The address of each of the named executive officers and directors is c/o Dynavax Technologies Corporation, 2929 Seventh Street, Suite 100, Berkeley, California 94710.
(2)	To our knowledge, except as set forth in the footnotes to this table, and subject to applicable community property laws, each person named in this table has sole voting and investment power with respect to the shares set forth opposite such person’s name.
(3)	Based on a Schedule 13D filed by Biotechnology Value Fund, L.P. on September 11, 2009 with the Securities and Exchange Commission.

(4)	Based on a Schedule 13D filed by Lawrence E. Auriana on December 29, 2008 with the Securities and Exchange Commission.
(5)	Based on information provided directly by the holder as of August 24, 2009.
(6)	Includes 203,214 shares held by the Dino Dina 1999 Revocable Trust, of which Dr. Dina is trustee. Also includes 28,273 shares purchased through the employee stock purchase plan, 100,000 shares held directly by Dr. Dina and options to purchase 874,997 shares of common stock exercisable within 60 days of September 30, 2009.
(7)	Includes options to purchase 77,500 shares of common stock exercisable within 60 days of September 30, 2009. In August 2009, Ms. Smeltzer announced her retirement from Dynavax.
(8)	Includes options to purchase 206,805 shares of common stock exercisable within 60 days of September 30, 2009.
(9)	Includes options to purchase 128,125 shares of common stock exercisable within 60 days of September 30, 2009.
(10)	Includes options to purchase 30,000 shares of common stock exercisable within 60 days of September 30, 2009.
(11)	Includes options to purchase 197,500 shares of common stock exercisable within 60 days of September 30, 2009.
(12)	Includes (i) options to purchase 57,500 shares of common stock exercisable within 60 days of September 30, 2009 and (ii) 587,993 shares held by InterWest Partners V L.P. Mr. Oronsky is a general partner of the general partner of InterWest Partners V L.P. and disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
(13)	Includes options to purchase 50,000 shares of common stock exercisable within 60 days of September 30, 2009.
(14)	Includes options to purchase 32,500 shares of common stock exercisable within 60 days of September 30, 2009.
(15)	Includes options to purchase 60,000 shares of common stock exercisable within 60 days of September 30, 2009.
(16)	Includes options to purchase 47,500 shares of common stock exercisable within 60 days of September 30, 2009.
(17)	Includes options to purchase 50,000 shares of common stock exercisable within 60 days of September 30, 2009.
(18)	Includes options to purchase 30,000 shares of common stock exercisable within 60 days of September 30, 2009.
(19)	Total number of shares includes 1,081,375 shares of common stock in aggregate held as of September 30, 2009 by our executive officers and directors and entities affiliated with such executive officers and directors. Also includes options to purchase 1,842,427 shares of common stock exercisable within 60 days of September 30, 2009.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are Dynavax stockholders will be “householding” the Company’s proxy materials. A single set of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of proxy materials, please notify your broker. Direct your written request to Corporate Secretary, Dynavax Technologies Corporation, 2929 Seventh Street, Suite 100, Berkeley, California 94710. Stockholders who currently receive multiple copies of the proxy materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Special Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/S/ MICHAEL S. OSTRACH
Michael S. Ostrach
Secretary

December 3, 2009

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time, December 29, 2009.

DYNAVAX TECHNOLOGIES CORPORATION

INTERNET http://www.proxyvoting.com/dvax

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE 1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

62482

FOLD AND DETACH HERE

Please mark your votes as indicated in this example

The Board of Directors recommends a vote FOR Proposals 1 and 2.

FOR AGAINST ABSTAIN

Proposal 1: To approve the following issuances of shares of our Common Stock to Symphony Dynamo Holdings LLC (“Holdings”): (a) 13,000,000 shares issuable pursuant to an Amended and Restated Purchase Option Agreement (the “Amended Purchase Option Agreement”), dated as of November 9, 2009, by and between the Company, Holdings and Symphony Dynamo, Inc.; (b) 2,000,000 shares issuable upon exercise of warrants to be issued to Holdings pursuant to a Warrant Purchase Agreement, dated as of November 9, 2009, by and between the Company and Holdings; and (c) up to $15 million worth of Common Stock issuable if we elect to pay Holdings in shares on the maturity date of a Promissory Note due December 31, 2012 pursuant to the Amended Purchase Option Agreement.

FOR AGAINST ABSTAIN

Proposal 2: To approve an amendment to the Company’s Sixth Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 100,000,000 to 150,000,000 shares.

Mark Here for

Address Change

or Comments

SEE REVERSE

Signature Signature Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Important notice regarding the Internet availability of proxy materials for the Special Meeting of Stockholders. The Proxy Statement to Stockholders are available at: http://www.dynavax.com/2009specialproxy.html

FOLD AND DETACH HERE

PROXY

Dynavax Technologies Corporation

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DYNAVAX TECHNOLOGIES CORPORATION

FOR THE SPECIAL MEETING OF STOCKHOLDERS December 30, 2009

The undersigned stockholder of DYNAVAX TECHNOLOGIES CORPORATION, a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated December 2, 2009, and hereby appoints Dino Dina, M.D. and Jennifer Lew, or either of them, proxies, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Stockholders of the Company to be held on December 30, 2009 at 10:00 a.m., Pacific Time, at the Company’s offices at 2929 Seventh Street, Suite 100, Berkeley, California, and at any postponement or adjournment thereof, and to vote all shares of common stock of the Company which the undersigned would be entitled to vote if then and there personally present, on the matters set on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR PROPOSALS 1 AND 2 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

Address Change/Comments

(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES

P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

62482